Exhibit 99

News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE
LAFLEY TELLS SHAREHOLDERS THAT “P&G IS DESIGNED TO GROW”
     CINCINNATI, Oct. 9, 2007 — Chairman of the Board and Chief Executive Officer, A.G. Lafley, addressed The Procter & Gamble Company (NYSE:PG) shareholders at its annual meeting today. Lafley said, “P&G is a company designed to grow for the short, mid and long term — consistently, reliably and sustainably.”
Growth in Fiscal 2007
     Lafley reviewed the company’s results for fiscal 2007. P&G increased net sales by 12% to more than $76 billion; organic sales increased 5% — in the middle of the company’s long-term target range. Earnings per share increased 15% to $3.04. Free cash flow was $10.5 billion, or 101% of net earnings — well above the company’s 90% goal. Growth came from a broad mix of businesses, including Fabric and Home Care, Blades and Razors, Beauty, Health Care and Baby and Family Care. North America was strong with volume growth in mid-single digits. Developing markets grew double-digits.
     P&G will issue its first quarter results for the 2008 fiscal (the July-August-September quarter) on October 30.
Consistent Growth Over Time
     Lafley also reminded shareholders that at the 2001 annual meeting he promised to keep the company focused on its core purpose of serving consumers. That focus has generated strong results for P&G over the past six years:
•	Annual sales have nearly doubled from $39 billion to $76 billion.

•	The number of brands with more than a billion dollars in annual sales has more than doubled to a total of 23 brands.

•	The number of brands with annual sales between $500 million and $1 billion has more than quadrupled to a total of 18 brands.

•	The number of retail customers which do a billion dollars or more in annual sales with P&G has jumped from two to seven.

•	$43 billion in net earnings and $50 billion in free cash flow has been generated.

•	P&G’s market capitalization increased to more than $200 billion, making P&G the seventh most valuable company in the United States and the 13th most valuable in the world.
Meeting The Future Growth Challenge
     “Every year, the growth challenge becomes more demanding, and the year ahead is no exception,” said Lafley. “But, I’m confident that we’ll continue to grow at or ahead of our long-term goals because we have made choices that create opportunities for growth.” Lafley discussed the choices that are driving P&G’s growth :
•	A balanced portfolio that is considerably stronger and better balanced today, consisting of 22 product categories with a mix of fast-growing and strong cash-generating businesses.

•	A sharper focus on and smarter investment in the company’s five core strengths: consumer understanding, branding, innovation, go-to-market capability and scale. For example, in the area of innovation, P&G has increased its success rate on new innovations by 40 percentage points in the past five years, and the innovation pipeline has delivered 6% organic sales growth since the beginning of the decade. In the area of consumer research, P&G has invested more than a billion dollars since the beginning of the decade, involving more than 4 million consumers per year.

•	Strategic, financial and operational discipline. An example is the integration of Gillette. P&G added more than 50,000 new product codes, 100,000 new shipping points and nearly 30,000 employees into its systems with the acquisition of Gillette. The integration teams virtually completed their work one year ahead of schedule.

•	The most diverse leadership in company history. About one-third of the top leaders are from outside the U.S., representing a dozen countries and nationalities. Also, nearly 40% of P&G’s managers are women and they are at every level of the company.

Celebrating 170 Years of Growth
     Lafley closed the meeting by telling shareholders that P&G is celebrating its 170th anniversary later this month. There are only three other companies among the FORTUNE 50 that have been in business as long as P&G. “It’s a pretty remarkable track record,” said Lafley. “The one factor above all others that has contributed to our company’s long heritage of growth is the power of P&G’s purpose — to improve the lives of the world’s consumers. It is this focus that will drive our growth for the next 170 years and beyond.”
About Procter & Gamble
     Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®. The P&G community consists of 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.
Forward Looking Statements
     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company’s merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions;

(3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company’s outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company’s significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company’s products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports
Exhibit 1: Non-GAAP Measures
     In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
     Organic Sales Growth. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the 2007 fiscal year:

Total P&G
Total Sales Growth	12%
Less: Foreign Exchange Impact	-2%
Less: Acquisition/Divestiture Impact	-5%

Organic Sales Growth	5%
     Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.
     Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management. The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):

	Operating	Capital	Free Cash	Net	Free Cash Flow
	Cash Flow	Spending	Flow	Earnings	Productivity
Fiscal 2007	$13,435	$(2,945)	$10,490	$10,340	101%
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Corporate Media Relations Contacts:
Terry Loftus, P&G, 513-983-9736 (office); 513.238.8852 (mobile)

Robyn Schroeder, P&G, 513.983.7756 (office); 513.807.4762 (mobile)
Investor Relations Contact:

Chris Peterson, P&G, Investor Relations, 513-983-2414

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